                                                                    EXHIBIT 99.1

                      Earnings Information - Viacom Inc.




Fourth Quarter 2000 Results
---------------------------

For the fourth quarter of 2000, after-tax cash flow climbed 111% to a record $852 million in the fourth quarter of 2000, compared with after-tax cash flow of $405 million for the same quarter last year. Viacom also posted record free cash flow of $615 million in the fourth quarter of 2000, up 205% from $202 million in the same period last year. Viacom's Cable Networks reported a 37% increase in EBITDA to $476 million, versus $347 million in the fourth quarter of 1999. Television EBITDA rose 260% to $310 million, versus $86 million in the same quarter last year. Infinity Broadcasting posted EBITDA of $490 million, up 40%, compared with $350 million as reported by Infinity in the fourth quarter of 1999.

On a pro forma basis, fourth quarter 2000 revenues of $6.35 billion increased 5%, compared with revenues of $6.04 billion for the fourth quarter of 1999; and fourth quarter 2000 EBITDA rose 17% to $1.36 billion, versus EBITDA of $1.17 billion for the same year-earlier period. Pro forma free cash flow for the fourth quarter of 2000 climbed 98% to $615 million, or $.41 per share, compared with pro forma free cash flow of $311 million, or $.21 per share, in the fourth quarter last year. Pro forma after-tax cash flow for the fourth quarter of 2000 increased 42% to $852 million, or $.57 per share, compared with pro forma after-tax cash flow of $600 million, or $.40 per share, for the same year-earlier period.

Principally as a result of significantly higher amortization of goodwill resulting from the merger with CBS, the non-cash pre-tax charge of $99 million attributable to the decline in market value of several Internet investments and increased income taxes for the fourth quarter of 2000, Viacom reported net earnings of $30 million, or $.02 per share, for the fourth quarter of 2000. These results compare with net earnings of $133 million, or $.19 per share, in the same year-earlier period.

Excluding the non-cash charge related to Internet investments, the Company reported fourth quarter net earnings of $76 million, or $.05 per share.

The table below presents fourth quarter 2000 and 1999 Revenues and EBITDA on a reported and pro forma basis.


                                                                Fourth Quarter
-----------------------------------------------------------------------------------------------------
(dollars in millions)                            Reported                       Pro Forma
                                             2000        1999   B/(W)%       2000        1999   B/(W)%
                                      ---------------------------------------------------------------
Revenues:
Cable Networks                           $1,180.7    $  924.7      28%   $1,180.7    $1,065.9      11%
Television                                1,939.8       669.1     190     1,939.8     2,010.9      (4)
Infinity                                  1,066.3          --     n/m     1,064.9     1,002.0       6
Entertainment                               700.7       689.7       2       700.7       689.7       2
Video                                     1,340.8     1,196.0      12     1,340.8     1,196.0      12
Publishing                                  183.0       180.0       2       183.0       180.0       2
Online                                       36.8        13.3     177        36.8        19.9      85
Intercompany eliminations                   (91.9)     (100.4)      8       (91.9)     (120.7)     24
-----------------------------------------------------------------------------------------------------
   Total Revenues                        $6,356.2    $3,572.4      78%   $6,354.8    $6,043.7       5%
-----------------------------------------------------------------------------------------------------

EBITDA:
Cable Networks                           $  475.5    $  347.2      37%   $  475.5    $  409.4      16%
Television                                  310.0        86.1     260       310.0       272.2      14
Infinity                                    490.2          --     n/m       489.6       444.9      10
Entertainment                                24.8        46.0     (46)       24.8         4.6     n/m
Video                                       152.2       140.8       8       152.2       140.8       8
Publishing                                   36.9        29.4      26        36.9        29.4      26
Online                                      (38.5)      (25.9)    (49)      (38.5)      (57.5)     33
-----------------------------------------------------------------------------------------------------
   Segment Total                          1,451.1       623.6     133     1,450.5     1,243.8      17
-----------------------------------------------------------------------------------------------------
Corporate Expenses/Eliminations             (59.4)      (28.4)   (109)      (59.4)      (53.4)    (11)
Residual cost of discontinued
 operations                                 (29.9)         --     n/m       (29.9)      (22.4)    (33)
------------------------------------------------------------------------------------------------------
Total EBITDA                             $1,361.8    $  595.2     129%   $1,361.2    $1,168.0      17%
-----------------------------------------------------------------------------------------------------

n/m - not meaningful

Full Year 2000 Results
----------------------

For the year ended December 31, 2000, Viacom incurred a net loss before extraordinary loss and cumulative effect of the change in accounting principle of $364 million, or a loss of $.30 per share for 2000 compared with net earnings before extraordinary loss and cumulative effect of the change in accounting principle of $372 million, or $.52 per basic share, in 1999. Effective January 1, 2000, the Company adopted a new accounting standard and recorded a non-cash pre-tax charge of $754 million, or $452 million after-tax, reported as a cumulative effect of a change in accounting. Excluding the merger-related charges, the cumulative effect of the change in accounting and the fourth quarter non-cash Internet investment charge, Viacom recorded net earnings of $186 million, or $.15 per share, for the year ended December 31, 2000.

                                                      Twelve Months Ended December 31,
------------------------------------------------------------------------------------------------------
(dollars in millions)                          Reported                          Pro Forma
                                           2000         1999   B/(W)%        2000         1999   B/(W)%
                                   -------------------------------------------------------------------
Revenues:
Cable Networks                        $ 3,895.0    $ 3,045.5      28%   $ 4,082.3    $ 3,610.0      13%
Television                              5,381.7      2,352.0     129      7,255.4      7,073.7       3
Infinity                                2,764.7           --     n/m      4,037.2      3,562.4      13
Entertainment                           2,758.3      2,665.9       3      2,758.3      2,665.9       3
Video                                   4,960.1      4,463.5      11      4,960.1      4,463.5      11
Publishing                                596.0        610.7      (2)       596.0        610.7      (2)
Online                                    100.7         29.8     238        113.2         43.2     162
Intercompany eliminations                (412.8)      (308.6)    (34)      (443.4)      (334.2)    (33)
------------------------------------------------------------------------------------------------------
    Total Revenues                    $20,043.7    $12,858.8      56%   $23,359.1    $21,695.2       8%
------------------------------------------------------------------------------------------------------

EBITDA:
Cable Networks                        $ 1,495.0    $ 1,053.1      42%   $ 1,566.3    $ 1,296.3      21%
Television                                979.5        271.5     261      1,335.6        954.3      40
Infinity                                1,282.6           --     n/m      1,794.1      1,505.5      19
Entertainment                             368.8        378.3      (3)       368.8        317.9      16
Video                                     534.8        520.3       3        534.8        520.3       3
Publishing                                 71.3         74.0      (4)        71.3         74.0      (4)
Online                                   (182.1)       (48.4)   (276)      (231.4)       (82.1)   (182)
------------------------------------------------------------------------------------------------------
    Segment Total                       4,549.9      2,248.8     102      5,439.5      4,586.2      19
------------------------------------------------------------------------------------------------------
Corporate Expenses/Eliminations          (928.0)      (156.8)    n/m       (296.9)      (240.7)    (23)
Residual cost of discontinued
 operations                               (77.5)          --     n/m       (120.8)       (84.5)    (43)
------------------------------------------------------------------------------------------------------
    Total EBITDA                      $ 3,544.4    $ 2,092.0      69%   $ 5,021.8    $ 4,261.0      18%
------------------------------------------------------------------------------------------------------

n/m - not meaningful

Segment Results
---------------

Cable Networks (MTV Networks (MTVN) including MTV, VH1, Nickelodeon, Nick at Nite, TV Land. TNN: The National Network and CMT; and Showtime Networks, Inc.)

For the quarter, Cable Networks pro forma revenues increased 11% to $1.18 billion and pro forma EBITDA increased 16% to $476 million. MTVN pro forma revenues of $913 million increased 11% and pro forma EBITDA of $413 million increased 17%, principally due to higher advertising revenues and affiliate fees. Advertising revenue growth was led by double-digit increases at MTV, VH1 and TV Land. MTV was rated as the No. 1 cable network in its 12- to 24-year-old target audience for the fifteenth consecutive quarter. Showtime's revenues and EBITDA increased 9% and 19%, respectively, principally reflecting cable subscription growth and higher DBS revenues. Showtime subscriptions increased 22% over the prior year by approximately 5.2 million to 28.4 million subscriptions at December 31, 2000.

For the year, Cable Networks pro forma revenues increased 13% to $4.08 billion and EBITDA increased 21% to $1.57 billion, principally reflecting double-digit increases in advertising revenues and affiliate fees at MTVN. MTVN pro forma revenues of $3.04 billion increased 14% and pro forma EBITDA of $1.36 billion increased 21% over the prior year. Pro forma results for all periods presented assume that the acquisition of CBS Cable Networks, TNN and CMT, had occurred on January 1, 1999. Showtime Networks' revenues and EBITDA increased 10% and 21%, respectively, principally reflecting higher DBS revenues.

On January 23, 2001, the Company completed its acquisition of BET for approximately $3 billion, consisting of Viacom Class B Common Stock and the assumption of debt. Beginning first quarter of 2001, BET results will be reported as part of the Cable Networks segment.

Television (CBS and UPN Television Networks and Stations; Television Production and Syndication)

For the quarter, Television pro forma revenues decreased 4% to $1.94 billion while pro forma EBITDA increased 14% to $310 million. Television segment revenues declined due to reduced syndication revenues from a change in product mix; however, these declines were mitigated by the strength of the CBS Network. CBS Network has the top two new dramas this season with CSI: Crime Scene Investigation and The District. Television's EBITDA growth reflects strong television production and syndication of several successful shows, including Frasier, Everybody Loves Raymond, Becker, Judge Judy, Entertainment Tonight and 7th Heaven.

For the year, Television pro forma revenues increased 3% to $7.26 billion and pro forma EBITDA increased 40% to $1.34 billion. Higher revenues led to continued improvement at United Paramount Network ("UPN") in 2000. Pro forma results for all periods presented assume that the CBS merger and the acquisitions of King World, two Texas television stations and the remaining 50% interest of UPN had occurred on January 1, 1999. Pro forma results also exclude the 1999 third quarter restructuring charge of $70 million related to the merger of Spelling Entertainment into Paramount's television operations and assume the adoption of the change in accounting had occurred January 1, 1999.

Infinity (Radio Stations, Outdoor Advertising Properties)

For the quarter, Infinity recorded pro forma revenues of $1.06 billion, up 6% and pro forma EBITDA of $490 million, up 10%. These across-the-board increases were paced by advertising revenue growth at both radio stations and outdoor advertising businesses. For the year, Infinity pro forma revenues increased 13% to $4.04 billion and pro forma EBITDA increased 19% to $1.79 billion. Results were driven by sales growth at both radio and outdoor. Infinity completed several significant acquisitions during 2000, including 18 radio stations from Clear Channel Communications; Giraudy, one of France's largest outdoor advertising companies; and Societa Manifesti & Affissioni S.p.A., one of the leading Italian outdoor media sales companies. Pro forma results for all periods presented assume the completion of all acquisitions and related divestitures of radio and outdoor properties by Infinity, including the acquisition of Infinity Outdoor and 18 radio stations from Clear Channel, occurred on January 1, 1999.

On February 21, 2001, Infinity will hold a stockholders' meeting to approve the merger of Viacom with Infinity. The closing of the merger is expected to occur promptly following the meeting.

Entertainment (Paramount Pictures, Famous Players, Famous Music Publishing and Paramount Parks)

For the quarter, Entertainment revenues of $701 million increased 2% and pro forma EBITDA of $25 million increased from $5 million principally due to higher revenues at Paramount with the strong domestic theatrical performances of What Women Want and Rugrats in Paris: The Movie, higher revenues from home video with contributions from Mission: Impossible 2, Shaft, Rules of Engagement and Snow Day, and higher revenues from pay television operations.

For the year, Entertainment reported revenues of $2.76 billion, up 3% and pro forma EBITDA of $369 million, up 16%. Paramount's Mission: Impossible 2 scored the highest worldwide box office success in 2000, grossing over $545 million. Pro forma EBITDA assumes the adoption of the change in accounting for motion pictures had occurred on January 1, 1999.

Video (Blockbuster)

For the quarter, Video revenues increased 12% to $1.34 billion primarily driven by higher worldwide same store sales and the increase in the number of company-operated stores. Worldwide same store sales, including rental and retail product, increased 7.0%. Excluding Blockbuster's online operations, which includes broadband services, Video's EBITDA increased 15% to $168 million. Including its online operations, Blockbuster reported EBITDA of $152 million, an increase of 8%. Blockbuster Video ended the fourth quarter of 2000 with 7,677 company-owned and franchise stores, a net increase of 524 stores over the fourth quarter of 1999.

For the year, Video revenues increased 11% to $4.96 billion driven by higher worldwide same store sales. Blockbuster realized worldwide same store sales and rental revenue increases of 5.6% and 5.9%, respectively. EBITDA, excluding Blockbuster's online operations, increased 12% to $588 million in 2000. Including its online operations, Blockbuster reported EBITDA of $535 million, an increase of 3%. Viacom owns approximately 82% of Blockbuster (NYSE: BBI).

Publishing (Simon & Schuster)

For the quarter, Publishing reported revenues of $183 million, up 2%, and EBITDA of $37 million, up 26%. These results were led by higher sales at the Pocket Books division, increased license fees and lower product costs. Publishing's best-selling titles in the fourth quarter included On Writing by Stephen King, Deck the Halls by Mary Higgins Clark and Carol Higgins Clark, Talking Dirty with the Queen of Clean by Linda Cobb, and Maestro by Bob Woodward. For the year, lower revenues drove Publishing's EBITDA decline of 4% to $71 million.

Online (The MTVi Group, CBS.com, iWon.com)

The Company operates Internet sites that provide online music and offer a broad range of information, entertainment, news and promotional content. Pro forma results include the operations of the CBS Internet Group as of January 1, 1999. For the quarter, Online pro forma revenues increased 85% to $37 million, reflecting higher advertising revenues. Pro forma losses of $39 million improved 33% over the prior year's quarter and for the year, pro forma revenues increased 162% to $113 million and pro forma losses of $231 million increased 182%. Effective January 1, 2001, the Company will present its online businesses as part of the Cable Networks and Television segments.

Corporate Expenses/Eliminations

For the quarter, pro forma corporate expenses, excluding intersegment profit eliminations, decreased 30% to $45 million; and for the year 2000, corporate expenses decreased 15% to $194 million. Included in the reported Corporate Expenses/Eliminations of $59 million for the fourth quarter and $928 million for full year 2000 are intersegment profit eliminations of $14 million and $103 million, respectively, and for the full year 2000, $650 million of merger-related charges.

Other Matters

The Viacom/CBS merger was accounted for under the purchase method of accounting. The purchase price of $39.8 billion is being allocated to the assets acquired and liabilities assumed based on their respective fair values. Goodwill of approximately $50 billion is being amortized on a straight-line basis over the estimated useful asset lives not to exceed 40 years.

Included in the Company's results for the year ended December 31, 2000 are one-time, merger-related pre-tax charges of $698 million (after-tax $505 million), which include non-cash charges of $415 million principally attributable to compensation for stock options and $283 million of cash payments and accrued liabilities for severance, transaction fees and costs associated with the integration of Viacom and CBS and the acquisition of UPN.

For the year ended December 31, 2000, the Company repurchased approximately 34.2 million shares of the Company's Class B common stock for $1.9 billion under its stock repurchase programs, of which $357 million was spent in the fourth quarter. On February 1, 2001, the Company announced a new $2.0 billion stock repurchase program.

Change in Accounting for Motion Pictures

In June 2000, Viacom elected early adoption of Statement of Position 00-2, "Accounting by Producers or Distributors of Films" ("SOP 00-2"). SOP 00-2 established new film accounting standards, including changes in revenue recognition and accounting for advertising, development and overhead costs. As a result, Viacom's results for the year ended December 31, 2000 include a one-time, non-cash pre-tax charge of $754 million, or $452 million after-tax, primarily to reduce the carrying value of its film and Spelling Entertainment television inventory. This charge has been reflected as a cumulative effect of a change in accounting principle, effective January 1, 2000 in the statement of operations.

VIACOM INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS
-----------------------------------
(Unaudited; all amounts, except per share amounts, are in millions)

----------------------------------------------------------------------------------------------------------
                                                             Three months ended      Twelve months ended
                                                                December 31,             December 31,
                                                             2000        1999         2000         1999
                                                         -------------------------------------------------
Revenues                                                    $6,356.2    $3,572.4    $20,043.7    $12,858.8
----------------------------------------------------------------------------------------------------------

Operating income                                            $  598.8    $  366.3    $ 1,320.9    $ 1,247.3

Other income (expense):
 Interest expense, net                                        (244.9)     (110.3)      (769.1)      (421.2)
 Other items, net                                               23.3        14.9          8.8         17.8
----------------------------------------------------------------------------------------------------------
Earnings before income taxes                                   377.2       270.9        560.6        843.9

 Provision for income taxes                                   (259.6)     (115.8)      (729.8)      (411.4)
 Equity in loss of affiliated companies, net of tax            (52.8)      (22.6)      (124.2)       (60.7)
 Minority interest, net of tax                                 (34.4)        0.6        (70.4)        (0.1)
----------------------------------------------------------------------------------------------------------
Net earnings (loss) before extraordinary loss and
      cumulative effect of change in accounting principle       30.4       133.1       (363.8)       371.7
 Extraordinary loss, net of tax                                   --          --           --        (37.7)
 Cumulative effect of change in accounting principle,
       net of tax                                                 --          --       (452.3)          --
----------------------------------------------------------------------------------------------------------
Net earnings (loss)                                             30.4       133.1       (816.1)       334.0
 Cumulative convertible preferred stock dividend
       requirement                                                --          --           --         (0.4)
 Premium on redemption of preferred stock                         --          --           --        (12.0)
----------------------------------------------------------------------------------------------------------
Net earnings (loss) attributable to common stock            $   30.4    $  133.1    $  (816.1)   $   321.6
----------------------------------------------------------------------------------------------------------

Earnings (loss) per common share:
Basic:
 Net earnings (loss) before extraordinary loss and
     cumulative effect of change in accounting principle    $   0.02    $   0.19    $   (0.30)   $    0.52
 Net earnings (loss)                                        $   0.02    $   0.19    $   (0.67)   $    0.46
----------------------------------------------------------------------------------------------------------
Diluted:
 Net earnings (loss) before extraordinary loss and
     cumulative effect of change in accounting principle    $   0.02    $   0.19    $   (0.30)   $    0.51
 Net earnings (loss)                                        $   0.02    $   0.19    $   (0.67)   $    0.45
----------------------------------------------------------------------------------------------------------

Weighted average number of common shares:
 Basic                                                       1,498.2       697.4      1,225.3        695.2
 Diluted                                                     1,531.1       712.1      1,225.3        709.5
----------------------------------------------------------------------------------------------------------

Basic and diluted earnings per share for 2000, excluding
 merger related charges, cumulative effect of change
 in accounting and non-cash Internet charge                 $   0.05                $    0.15
----------------------------------------------------------------------------------------------------------